SNM GLOBAL HOLDINGS, INC.

TERM SHEET

RED CANVAS – MONEY FIGHT RELEASE

The following is a non-binding term sheet for structuring a joint venture project between SNM Global Holdings, Inc. ("SNM") and Red Canvas Film Productions LLC ("Red Canvas") regarding the proposed release of the film titled "Money Fight" (hereinafter the "Film"). It is the intention of the parties to provide cooperating efforts in order to have a successful release of the Film. The following terms are intended for building a frame work for the joint venture and establish an understanding between the Parties.

Purpose	*The purpose of the joint venture is to combine the efforts of funding raising capacities of SNM with the film production and finished product of Red Canvas in order to stage a premiere, a successful limited 6 week release to run in 6-10 western United States markets (approximately 500 theaters), and thereafter expand the release, DVD release, license the Film, or otherwise monetize the Film. The Parties intend to memorialize the terms of this joint venture, as amended, in a formal definitive agreement.*
Financing	*It is understood by the Parties that in order to successfully release the Film, it is imperative that the joint venture raises sufficient funds to a) fund the premier of the film; and b) put the film into limited release. The total estimated costs are expected to be approximately $2,000,000.00.*
Use of Proceeds	*[please lay out]*
Responsibilities	*SNM shall be responsible for raising a sum total of at least $1,000,000.00 through the sale its common stock or other legal means. The funds will be raised over a period of 12 months and distributed per the Use of Proceeds. The funds shall be treated as equity ownership equal to 50% of the Red Canvas.* *Red Canvas shall provide access to the Film and advise and manage all aspects of staging a premier, limited and full release, distribution and marketing of the Film.*
Profit Share	*Profits shall be shared as follows:* • *Until such time that the funds raised by SNM are repaid, any and all returns on the sale, distribution, licensing, sales of DVDs, or any profits derived from the*

Film (the "Profits") shall be paid 80% to SNM and 20% to Red Canvas;

- *Once all funds have been repaid to SNM and until all debts currently owed by Red Canvas are paid, Profits shall be paid 20% to SNM and 80% shall be paid to Red Canvas, unless, per the Debt Option below, SNM purchases those debts owed by Red Canvas.*
- *Upon repayment to SNM and all debts owed to by Red Canvas, Profits forever more shall 50% paid to SNM and 50% to Red Canvas.*

Debt Options

It is understood that Red Canvas currently owes certain amounts to various investors who originally supported the productions of the Film amounting to approximately $5,000,000.00. The Parties agree that it is in the best interest of all Parties have SNM purchase, in part or whole, those outstanding debts. The Parties, therefore, agree to cooperate in negotiating terms for the purchase by SNM of all Red Canvas debt. Any portion of debt purchased, shall be attributed to funds raised for purposes of distributions of profits.

Risks

All Parties understand and agree that this joint venture carries certain risks. Neither party makes any guarantee or warranty otherwise in regards to the success of the joint venture, except those representations and warranties stated in a final definitive agreement.

Representations and Warranties

In addition to standard representations and warranties, the Parties do hereby represent and warrant the following:

- *SNM hereby represents and warrants that it has the capacity, as a publicly traded company, to raise sufficient funds for the purpose of the joint venture;*
- *Red Canvas represents and warrants that the Film is a complete film available for distribution and showings, immediately and that Red Canvas is the sole owner of the Film and all derivative rights, including, but not limited to, licensing, distribution, trademarks, and content.*

SNM GLOBAL HOLDINGS, INC.

The undersigned does hereby agree to the intent and purpose of this Term Sheet as it relates to a joint venture between SNM Global Holdings, Inc. and Red Canvas Film Production, LLC. The Parties understand and agree that this terms set forth may be amended prior to entering into a definitive agreement after the parties have completed their respective due diligence.

SNM Global Holdings, Inc.

____

Troy Lowman, President

AGREED AND ACCEPTED by:

Red Canvas Film Production, LLC

______________________ 6/11/16

By: Kenneth Chamitoff Date

Title: President